Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Post-Effective Amendments to Registration Statements on Form S-8 of Stagwell Inc. (file nos. 333-226895, 333-212261 and 333-176059) of our report dated March 6, 2021, relating to the financial statements of Stagwell Marketing Group, LLC appearing in the Current Report on Form 8-K of Stagwell Inc. dated August 2, 2021.

/s/ Deloitte & Touche LLP

New York, NY

October 12, 2021